CERTIFICATE OF TRUST

OF

RIVERPARK FUNDS TRUST

This Certificate of Trust of RiverPark Funds Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. sec. 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the Trust formed hereby is RiverPark Funds Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901. The name of the Trust's registered agent at such address is National Corporate Research, Ltd.

THIRD: In accordance with Section 3807 of the Act, the Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. sec.80a-l et seq.).

FOURTH: Pursuant to and in accordance with Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series created as provided in Section 3806(b)(2) of the Act, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of RiverPark Funds Trust, has duly executed this Certificate of Trust on this 21st day of June, 2010.

/s/ Morty Schaja
Morty Schaja, Sole Trustee

State of Delaware Secretary of State Division of Corporations Delivered 12:30 PM 06/22/2010 FILED 12:24 PM 06/22/2010 SRV 100678190 - 4839343 FILE